Exhibit 10.40

LEASE

THIS LEASE is made as of the 7th of February , 2012, by and between CPP IILLC, a limited liability company organized and existing under the laws of the State of Delaware, having its principal place of business at c/o Oestreicher Properties Inc. at 160 Water Street, New York, New York 10038 ("Landlord"") and Soligenix, Inc., organized and existing under the laws of the State of Delaware, having its principal place of business located at 29 Emmons Drive, Princeton, New Jersey ('Tenant").

WITNESSETH

WHEREAS, Landlord is the owner of the property known as Princeton Commerce Center located in the Township of West Windsor, County of Mercer and the State of New Jersey ("Property"), including the buildings commonly known as 29 Emmons Drive, ("Buildings"); and

WHEREAS, Landlord desires to let to the Tenant and Tenant desires to rent from the Landlord, that certain portion of the Buildings as inure fully described in Exhibit A-1 ("Leased Premises"):

NOW THEREFORE, in consideration of the recitals above, the terms, covenants, conditions and provisions that follow, and the sum of ONE ($L00) DOLLAR, each party in hand paid to the other, the receipt and sufficiency of which consideration is hereby acknowledged, the parties hereto, intending to be legally bound thereby, agree as follows:

ARTICLE I
TERM AND COMMENCEMENT

1.01 Term. The term of this Lease shall commence on the "Commencement Date" set forth in Exhibit A.

1.02 Rent Commencement Date. The Rent Commencement Date shall be set forth in Exhibit A.

1.03 Termination Date. This Lease, and all rights of the Tenant to the use and occupancy of the Leased Premises shall terminate on the date (the "Termination Date") as set forth in Exhibit A.

ARTICLE II
RENT

2.01 Base Rent. The base rent payments for the Leased Premises ("Base Rent") shall commence on the Rent Commencement Date (except the First month's Base Rent which is due upon execution of this Lease) and shall be payable in advance, on the first day of each calendar month 1br and during the Term. Base Rent shall be payable by Tenant, without demand or notice, in the amounts and in accordance with Exhibit A. Unless otherwise provided, Tenant shall have no rights to withhold or offset Base Rent or Additional Rent.

2.02 Additional Rent. All other rental due under this Lease including without limitation all charges for services as set forth in Article 3, all late charges set forth in Sections 2.03 and 2.04 and any and all charges, assessments and other monies due the Landlord under this Lease shall be deemed additional rental ( "Additional Rent"), and shall be due on the first day of the calendar month in which they are due, or the first day of the calendar month following invoice, as the case may be.

2.03 Payments and Late Payments. All Base Rent and Additional Rent shall be paid to the Landlord by Tenant's good check or other good funds at the address of the Landlord first set forth above, or such other address as Landlord may notify Tenant of, in writing, from time to time. Tenant shall, at Landlord's option, pay as Additional Rent to the Landlord a late charge equal to five percent (5%) of any installment of Base Rent or Additional Rent not received by the Landlord within ten (10) calendar days after Landlord's notice to Tenant that such payment is past due. Such late payments shall be immediately due and payable to the Landlord without the need for invoice to the Tenant.

2.04 Interest on Overdue Payments. Interest on all payments due Landlord, whether as Base Rent or Additional Rent, shall commence accruing ten (10) calendar days following the date upon which Landlord notifies Tenant that such payment is past due, through the date each such payment is actually received by the Landlord, at the rate of one and one-half (1.5%) percent per month or the maximum rate allowed by law, whichever is less.

ARTICLE III
REIMBURSABLE SERVICES AND OPERATING EXPENSES

3.00 Common Area Services and Maintenance. (a) Tenant shall pay, as Additional Rent for each calendar year or proportionate part thereof during the Term, Tenant's Proportionate Share (as set for in Exhibit A) of the increase in the Operating Expenses incurred during any calendar year over the Operating Expenses incurred during the calendar year at the Commencement Date of the Lease ("Base Year Operating Expenses."). Refer to Exhibit A for certain limitation of Tenant's responsibility to make such payments.

(b) The term "Operating Expenses" shall mean Landlord's costs of operating, repairing and maintaining the land, buildings, and improvements that arc part of the Property to include real estate taxes and assessments; insurance premiums; common area utility costs; telephone expenses; management fees (not to exceed competitive rates available from qualified third party management services) and expenses; accounting fees; legal costs unrelated to leases or landlord-tenant actions with particular tenants; security services; supplies and materials; general repairs, maintenance, and replacement costs for common areas; structural (excluding load bearing members and foundations), mechanical and electrical repairs; trash removal; snow removal and grounds maintenance and repair including parking areas; care and replacement of plants and flowers; reasonable reserves for replacement and decorating for common areas; labor costs including employment taxes and fringe benefits; the cost of equipment used in the operation, repair and maintenance of the Properly; and capital improvements (amortized over their useful lives) necessary for the operation, repair, and maintenance of the Property; and such other expenses and costs as are reasonably necessary for the purpose of operating, maintaining and repairing the Property in good condition. Operating Expenses shall not include any cots for which Tenant is otherwise responsible under any other section of this Lease; debt service or land rent, if any; any costs of leasing or marketing space in the Properly; or repairs due to structural defects in the Property.

3.01 Payment of Estimated Reimbursable Costs and Expenses. On the first day of each calendar month during the term of this Lease, Tenant shall pay to Landlord as Additional Rent one-twelfth of the "Estimated Payment of Reimbursables" which shall be determined by the Landlord for each calendar year based upon Landlord's estimate of any increases in such costs and expenses for the forthcoming calendar year. In the event that the term of this Lease commences on a date other than January I, then the Estimated Payment of Reimbursables and the amount paid by Tenant each month shall be adjusted by the Landlord to reflect such commencement date. In the event that Tenant's Proportionate Share of actual increases in costs and expenses set forth in this Lease shall exceed the amount set by the Landlord in the Estimate Payment of Reimbursablcs, or new reimbursables costs and expenses occur which were unanticipated by the Landlord, the Landlord shall have the right to demand Tenant pay to Landlord with the installment of Base Rent next due. Tenant's Proportionate Share of any such increase or new reimbursable cost and expense. All determinations by the Landlord under this Section 3.01 shall be made in exercise of Landlord's reasonable discretion (subject solely to the annual adjustment described below in Section 3.02).

3.02 Annual Reconciliation of Estimated Payment Reimbursables. Within ninety (90) days of the close of each calendar year during the term of this Lease, Landlord shall prepare an "Annual Reconciliation of Reimbursable Expenses" which shall reconcile the Estimated Payment of Reimbursables by the Tenant with the actual reimbursable costs and expenses incurred by the Landlord for the previous calendar year. Tenant shall pay as Additional Rent any difference owed by Tenant with installment of Basic Rent next due and Landlord shall refund any overage to Tenant simultaneously with the presentation of the Annual Reconciliation of Reimbursable Expenses. Negotiations by Tenant of Landlord's draft for any overage or payment by Tenant of any annual shortfall shall he deemed absolute, final and unconditional acceptance for all purposes by Tenant of all assumptions, measurements, calculations and charges set forth in the Annual Reconciliation of Reimbursable Expenses. Once each year, and upon written notice to Landlord, Tenant can inspect the books and records for the Property at a mutually agreeable time. Exercise or this right by Tenant shall act as neither a waiver nor a postponement of payment of any amount due Landlord as Additional Rent, and failure to make any payment when due shall be subject to the provisions of Sections 2.03 and 2.04 and shall constitute a default as set forth in Article 13, below.

3.03 Payments Due after End of Lease Term. Payments shall be made pursuant to this Article 3 notwithstanding the fact that a statement is furnished to Tenant after the expiration of the Lease.

3.04 Payment for Utilities. Tenant shall pay for all utilities used in or on the Leased Premises including the cost of water, sewage, electricity, and natural gas. In the event such utilities are not separately metered and billed to Tenant, Landlord shall make a reasonable estimate of Tenant's share of such utility costs and Tenant shall reimburse Landlord for such utilities as Additional Rent due on the first day of the calendar month next following rendition of a bill therefor.

3.05 Maintenance by Tenant. Tenant shall be responsible for the maintenance and repair of the Leased Premises and to keep the Leased Premises in good order, condition, and repair.

3.06 Janitorial Services and Trash Removal. Tenant acknowledges and agrees that Tenant shall be responsible for, and shall pay all costs and expenses incurred in connection with, janitorial services for the Leased Premises and the removal and disposition of any waste material in excess of that normally created by typical office use. Tenant agrees further that Tenant will comply with any mandatory recycling programs. Tenant and any janitorial contractor retained by Tenant shall use the trash facilities provided at the Property by Landlord.

ARTICLE IV
TENANTS WORK AND CONDITION OF PREMISES

4.01 Landlord's Work. None.

4.02 Payment for Work. Tenant shall pay as Additional Rent any and all payments for additional work or in any changes to the work agreed to in writing by the Landlord within fifteen (15) days after issuance of an invoice by the Landlord. Failure to make any such payment when due shall be subject to the provisions of Sections 2.03 and 2.04, and shall constitute a default as set forth in Article XIII below.

4.03 "AS IS". As of the Commencement Date, Landlord acknowledges, represents and warrants that all electric, plumbing, roof I IVAC systems located in the Leased Premises will he in good working order. Tenant's occupancy of the Leased Premises shall not be deemed acceptance of any latent defects or deficiencies. Subject to the completion by Landlord of Landlord's Work, Tenant acknowledges and agrees that it has fully inspected the Leased Premises and agrees to accept the Leased Premises AS IS."

ARTICLE V
COMPLIANCE WITH LAWS

5.01 Compliance with Laws. Tenant covenants that no waste, injury or damage shall be committed upon or permitted to the Leased Premises, that the Leased Premises shall not be used for any unlawful purposes, and that no violations of statute, law, ordinance, rule or regulation of any governmental, quasi-governmental or other authority having jurisdiction over the Leased Premises, the Landlord or the Tenant shall be committed by the Tenant or permitted by the Tenant in or about the Leased Premises. Tenant shall give Landlord prompt written notice of any fire, damage, or injury in, to or about the Leased Premises or the Property, or to persons on, or about the Leased Premises or Property. Tenant shall take or permit no action or inaction in or about the Leased Premises which would cause the increase in any insurance premium for the Leased Premises, Buildings or Property, nor that would violate the requirements of any carrier of any insurance policy covering the Leased Premises, Buildings, or Property.

Tenant covenants and agrees to make any and all repairs, alterations, additions or replacements, including those deemed structural in nature, that may from time to time be required by any statute, law, ordinance, rule or regulation of any governmental, quasi-governmental, other authority having jurisdiction over the Leased Premises or any insurance carrier having a policy of insurance covering the Landlord, the Tenant, other tenants in the Buildings or the Property, because of Tenant's use and/or occupancy of the Leased Premises, at Tenant's sole cost and expense. If at any time prior or during the term of this Lease, the Tenant makes any alterations, improvements or additions to the Leased Premises, whether pursuant to Article IV or in violation of this Lease, which violates any statute, law, ordinance, rule or regulation of any governmental, quasi-governmental, or other authority having jurisdiction over the Leased Premises or any insurance carrier having a policy of insurance covering the Landlord, the Tenant. or other tenants in the Buildings or the Property, the Tenant shall pay any and all costs, expenses and charges necessary to comply fully with same. Tenant further covenants that it will not engage in any business activity, or undertake alterations to the Leased Premises, which jeopardizes the Landlord's or other tenants' insurance coverage, or creates additional risk to Landlord which may cause an increase in insurance premium, and/or in Landlord's opinion, a withdrawal of insurance coverage by an insurance carrier.

ARTICLE VI
USE OF PREMISES AND COMMON AREAS

6.01 Use of Premises. The Premises may be used and occupied by the Tenant solely for the purposes described in Exhibit A and fur no other purpose. Landlord represents and warrants to Tenant that such use is a permitted use under the applicable zoning laws, and is not a use which would only be permitted upon receipt of a variance under the Municipal Land Use Law of the State of New Jersey.

6.02 Signage. Tenant shall be permitted at its cost to place a sign at the front entry to its Leased Premises and on the directory at the entrance to the Property. Such sign shall be approved in writing by Landlord, in its sole discretion, and shall be in accordance with the regulations for such signs then in effect for all tenants. Tenant shall not affix any other sign, advertisement, or display that is visible from the exterior of the Leased Premises, except as approved by Landlord. Tenant shall be entitled to a listing on the directory at the entrance to the Property, at no cost to Tenant.

6.03 No violation of Certificate of Occupancy. Tenant shall not use or occupy the Leased Premises or the Property in violation of the Certificate of Occupancy. Tenant shall not commit or suffer to be committed any waste in or upon the Leased Premises and shall keep the Leased Premises in first class condition and appearance (ordinary wear and tear, and damage by fire or other casualty, excepted).

6.04 Compliance with Rules and Regulations. Tenant shall faithfully comply with all reasonable rules and regulations ("Rules and Regulations") promulgated by Landlord for all tenants and enforced in a non-discriminatory manner and provided to Tenant from time to time, including those Rules and Regulations set forth in Exhibit C, together with all modifications and additions thereto adopted by Landlord from time to time in writing provided any such modifications/additions shall not materially increase Tenant's obligations or diminish Tenant's rights or remedies). Landlord shall not he responsible for the non-performance by any other tenant or occupant of the Property of any of the Rules and Regulations. Any non-performance of the Rules and Regulations by another tenant shall not give rise to a default under this Lease provided however, that Landlord shall use reasonable efforts to enforce the Rules and Regulations with respect to other tenants.

6.05 Surrender of Leased Premises. Upon expiration of the Lease Term or earlier termination of the Lease. Tenant shall quit and surrender the Leased Premises, in good order and condition, wear and tear and damage by fire or other casualty excepted, and Tenant shall remove all of its removable trade fixtures and personal property. Any property not so removed shall be considered to he abandoned by Tenant, and Landlord may dispose of such property in any manner it deems appropriate without liability to Tenant. At Landlord's option, Tenant shall leave in place or shall remove (and restore and changes caused by such removal) any improvements that Tenant has made that are attached to the walls, floors or ceilings. Tenant's obligation to observe and perform this covenant shall survive the expiration of the Lease Term.

6.06 llolding Over. If Tenant holds possession of the Leased Premises after the expiration of the Lease Term, without the consent of Landlord, Tenant shall become a tenant from month to month under the provisions herein provided, but at a Base Rent and Additional Rent equal to 150% of the installments of Base Rent and Additional Rent payable for the last month of the lease term, such amounts to be payable in advance on or before the first (1st) day of each month.

ARTICLE VII
SUBORDINATION, ESTOPPEL, AND MORTGAGEE RIGHT TO CURE

7.01 Subordination. Tenant acknowledges and agrees that this Lease and all of Tenant's rights, entitlements and interest in and to the Leased Premises, Buildings and Property

("Tenant's Interests") arc subordinate to any and all ground or underlying leases and to the lien of any mortgages or deeds of indenture or trust which are now, or may at any time in the future, become a lien upon the Leased Premises, Buildings or Property, and to any modification thereof or amendments thereto, and to all advances made or hereafter to he made upon the security thereof( "Superior Interests"). The subordination of the Tenant's Interest to the Superior Interests shall be self-operative and no further instrument of subordination or other writing shall be required For such subordination to be effective. Notwithstanding the foregoing, Tenant agrees to execute and deliver to Landlord, within five (5) days of Landlord's written request, in writing, instrument or instruments confirming the subordination of' Tenant's Interests.

7.02 Estoppel Certificates. Each party shall at any time and from time to time, within ten (10) days of receipt or written request therefore, execute, acknowledge and deliver to the other an Estoppel certificate. in form reasonably requested by the other, certifying: (a) that this Lease remains unmodified, and in full Ibrce and effect as of the date of such certificate (or if there arc modifications to the Lease, reciting the date and effect of such modifications and that they remain in full force and effect as of the date of such certificate); (h) the dates as of which the Base Rent and Additional Rent have been paid in advance, if any; (e) whether any options or elections granted to the Tenant under this Lease, ifhave been exercised; (d) whether or not, to the best of the signer's knowledge, the other party is in default in performance of any obligation, duty or responsibility hereunder, or has taken or omitted to take any action which. solely with the passage of time, would constitute a "Default" hereunder and if so, specifying each such default, action or inaction of which the signer has knowledge; and (e) that the signer is aware that the recipient is relying on such Estoppel certificate for the purpose of extending credit to the Landlord or purchasing the Leased Premises. Buildings or Property, as the case may be.

7.03 Mortgagee Right to Cure. Tenant agrees that if Landlord shall have failed to cure any default under this Lease within the time provided for in this Lease, then the mortgagee shall have an additional thirty (30) days within which to cure such default or, if such default cannot be cured within that time, then such additional time as may be necessary. If within such thirty (30) days, any mortgagee has commenced and is diligently pursuing the cure of such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), then in that event this Lease shall not be terminated while such remedies are being so diligently pursued by such mortgagee.

7.04 Attomment. In the event that any mortgagee comes into possession of the property by receiver or otherwise, Tenant shall, upon the written request of such mortgagee, attorn to such mortgagee under the provisions of this Lease and be bound to comply with all the terms and conditions of this Lease for the balance of the Term. Further, Tenant agrees that any cancellation, surrender, or amendment of this Lease without the prior written consent of mortgagee shall be voidable by such mortgagee.

ARTICLE VIII
ASSIGNMENT OR SUBLET

8.01 Assignment and Sublet. Subject to the provisions hereof, Tenant shall have the right to assign or sublet the Leased Premises and its interest under this Lease, with the written consent of the Landlord, not to be unreasonably withheld, conditioned or delayed. Landlord's reasonable withholding of approval may be based upon the credit and character of the subtenant or assignee, the proposed use of the space, the terms of the assignment or sublease, the proposed alterations to the space, and any other consideration that may have an impact on the quality, security, and economic health of the Property and Buildings. No such assignment or subletting shall in any manner release Tenant from any of its obligations, duties, responsibilities or liabilities under this Lease, or under any extension, modification or alteration executed prior or subsequent to any such assignment or subletting. Any such subletting or assignment shall be to a tenant of a quality and for a use consistent with the Tenant and other tenants in the Buildings or the Property. Landlord reserves the right to approve any and all terms, covenants, conditions, provisions and agreements of any such assignment or subletting. If there is vacant space available for rent at the Property, no proposed sub-tenant can be either an existing tenant at Princeton Commerce Center (without Landlord's approval) or a party with whom Landlord is in negotiations to take controlling ownership in the corporation, limited liability company, limited partnership or other entity holding Tenant's position in this Lease or the position of Guarantor- The merger of Tenant into another entity or any other action resulting in transfer of controlling interest of Tenant shall be deemed an assignment and subject to Landlord's approval.

8.02 Landlord's Share of Profits. If' the rental rate paid by any approved subtenant or assignee of the Leased Premises, including any and all payments of any nature or type whatsoever to or for the benefit of the Tenant, including but not limited to payments in kind or services, shall exceed 100% of the Base Rent and Additional Rent being paid under this Lease, then Landlord reserves the right to recapture and demand payment of any such excess from either or both the Tenant and any subtenant or assignee, who shall both be jointly and severally liable to Landlord for payment of same.

8.03 Brokerage and Indemnification. Tenant shall defend, indemnify, and hold Landlord harmless from any claims for broker's commission, finder's fee, or other compensation in connection with any sublease or assignment hereunder.

ARTICLE IX
ALTERATIONS AND WORK PERFORMED BY TENANT

9.01 Landlord's Consent Required. Tenant agrees to make no alterations, improvements, or additions to the Leased Premises (hereinafter collectively referred to as the ("Tenant Improvements") without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned provided the Tenant Improvements does not adversely affect the structure or the systems servicing the Leased Premises or the Building. Tenant must submit to Landlord, with any such request to make Tenant Improvements, detailed plans, drawings and specifications for same prepared by licensed architects or engineers, ("Tenant Plans") as may be appropriate, and any material modifications or changes shall be subject to review and approval by Landlord as stated above prior to being incorporated in the Tenant Improvements. Any and all such Tenant Improvements, excluding solely Tenant's movable trade fixtures, shall become the property of the Landlord upon installation and shall remain upon and be surrendered with the Leased Premises upon the expiration or termination of this Lease. Any Tenant submission of Tenant Plans shall be deemed approved unless Landlord delivers its written objections to Tenant within ten (10) days after receiving such Tenant Plans which objections shall state the reasons for objection.

Despite the foregoing, Landlord's consent shall not be required for non-structural work, alterations or improvements (e.g., carpeting, wall coverings, painting, decorating).

9.02 Performance of Tenant Improvements. Tenant shall make all Tenant Improvements in accordance with all applicable statutes, laws, rules, regulations, ordinances and codes of authority and entities having jurisdiction over same, shall secure at Tenant's sole cost and expense. any and all required permits, authorizations, approvals, certificates and the like, and all such Tenant Improvements shall be performed in good and workmanlike manner and shall not in any manner diminish the value of the Leased Premises.

9.03 Insurance. With regard to each Tenant Improvement, Tenant shall procure, pay for and deliver to Landlord certificates evidencing the following: (a) lire and casualty insurance; (b) Workman's Compensation Insurance covering all persons who will perform any work with regard to such Tenant Improvements for Tenant or any contractor, subcontractor or other person; and (c) Public Liability Insurance for injuries or damage to persons or property. All of the foregoing policies of insurance shall be written by companies authorized to transact such business in the State of New Jersey and with adequate financial capability, and shall be in form, content and amount reasonably satisfactory to Landlord.

9.04 Conditions and Reimbursement of Landlord. In granting its consent to any Tenant Improvement, the Landlord may impose such conditions (including, but not limited to guarantees of completion, payment and restoration) as Landlord may reasonably require. Tenant agrees to pay to Landlord as Additional Rent under this Lease any reasonable lees or expenses incurred by Landlord in connection with the Landlord's submission of any drawings, plans and/or specifications for Tenant Improvements to an architect or engineer selected by Landlord, and for any other reasonable costs or expenses incurred by Landlord relating to the review, approval, inspection or monitoring of any Tenant's Improvements. Notwithstanding the review and/or approval of any drawings, plans or specifications by Landlord or any persons or entity on behalf of'Landlord, such review or approval shall in no manner limit or reduce the liability of Tenant or its professionals, consultants, contractors, subcontractors or others performing work or providing services for the drawings, plans, specifications, design and/or construction of the Tenant Improvements.

9.05 Tenant Improvements Upon Termination. Tenant shall prior to the expiration of the term of this Lease, or within ten (10) days following any other termination of this Lease, at the option of Landlord. remove Tenant Improvements and restore the Leased Premises, reasonable wear and tear excepted. Tenant shall be solely responsible for the costs and expenses of same, including the procurement of the insurance policies required pursuant to Section 9.03, and shall be responsible for any and all damage or injury to the Property of Landlord, other tenants or others as a result of the removal of Tenant improvements and restoration of the Leased Premises.

9.06 Landlord not Liable. Landlord shall not at. any time be liable or responsible for the cost, in whole or part, of any Tenant Improvements or any other work of any nature performed by, or at the request of the Tenant in or about the Leased Premises, except solely for the work set forth in Exhibit B and identified as Landlord's Work or any other work performed by Landlord or at the direction of Landlord. Tenant covenants, represents and warrants that Tenant shall not allow or suffer any mechanic's or materialmen's lien to be tiled, perfected or maintained under the laws of the State of New Jersey against the Leased Premises, the Buildings or the Property for or on account of any Tenant Improvements or other work being performed or materials delivered at the request of or for the benefit of the Tenant. Tenant further covenants, represents, warrants and agrees that in the event any contractor, subcontractor, materialman. laborer or any other person or entity whatsoever shall seek to impose a lien upon the Leased Premises, the Buildings or the Property, whether by service or tiling of a notice or stop notice of any kind or nature whatsoever relating to or regarding work performed or to be performed in or about the Leased Premises, Buildings or Property, or materials delivered, or to be delivered, incorporated in or to be incorporated in the Leased Premises, Buildings or Property, at the request of or on behalf of the Tenant, that Tenant shall, within ten (10) days actual notice of same, immediately notify the Landlord and forthwith proceed to obtain an effective cancellation or discharge of such notice, stop-notice or lien (whether by bonding payment or otherwise). Should Tenant fail to accomplish same, Landlord shall have the right to take such actions and pay such monies as may be necessary to immediately effectuate the discharge and/or cancellation of any such notice, stop-notice or lien, and Tenant shall pay Landlord immediately upon invoice therelbre, as Additional Rent, all such monies, costs and expenses of the Landlord in connection therewith, including, but not limited to, reasonable attorney's fees.

ARTICLE X
DAMAGE OR DESTRUCTION OF THE LEASED
PREMISES, BUILDINGS, OR PROPERTY/INSURANCE

10.01 If the Leased Premises or any part thereof or access thereto shall be damaged by lire or other casualty, Tenant shall give immediate notice thereof to Landlord and this Lease shall continue in full force and effect except as hereinafter set forth. (b) 11 the Leased Premises are partially damaged or rendered partially unusable by fire or other casualty and the remainder of the Leased Premises allows Tenant to conduct its operations in the normal course of its business the damages thereto shall be promptly repaired by and at the expense of Landlord and the rent, until such repair shall be substantially completed, shall be apportioned from the date following the casualty according to the part of the Leased Premises which is usable. (c) If the Leased Premises or access thereto arc totally damaged or rendered wholly or substantially unusable by fire or other casualty for the conduct of Tenant's business, then the rent shall be proportionately paid up to the time of the casualty and thenceforth shall cease until the date when the Leased Premises shall have been repaired and restored by Landlord, subject to Landlord's right to elect not to restore the same as hereinafter provided. (d) If the Leased Premises or access thereto are rendered wholly unusable or (whether or not the Leased Premises are damaged in whole or in part) if the Building shall be so damaged that Landlord shall decide to demolish it or not to rebuild it within one hundred twenty (120) days from the date of the occurrence then, in any of such events, Landlord may elect to terminate this Lease by -written notice to Tenant given within one hundred twenty (120) days after such fire or casualty specifying a date for the expiration of the Lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice the term of this Lease shall expire as fully and completely as if such date were the date set forth above for the termination of this Lease and Tenant shall forthwith quit, surrender and vacate the Leased Premises without prejudice however, to Landlord's rights and remedies against Tenant under the Lease provisions in effect prior to such termination, and any rent owing shall be paid up to the date of casualty and any payments of rent made by Tenant which were on account of any period subsequent to the date of such casualty shall be returned to Tenant. Unless Landlord shall serve a termination notice as provided for herein, Landlord shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition subject to delays due to adjustment of insurance claims, labor troubles and causes beyond Landlord's control provided, however. Tenant shall have the right to cancel this Lease without cost or penalty, on ten (10) days' written notice to Landlord, if the restoration of the Leased Premises is, for any reason whatsoever, not fully completed by Owner within one hundred twenty (120) days of the casualty. In addition, in the event that the Leased Premises or any part thereof or access thereto are totally damaged or rendered wholly or substantially unusable by lire or other casualty during the last year of the term of this Lease, Tenant on sixty (60) days written notice to Landlord shall have the right to cancel this Lease without cost or penalty by notice to Landlord. After any such casualty, Tenant shall cooperate with Landlord's restoration by removing from the Leased Premises as promptly as reasonably possible, all of Tenant's salvageable inventory and movable equipment, furniture, and other property. Tenant's liability for rent shall resume twenty (20) days after written notice from Landlord that the Premises are substantially ready for Tenant's occupancy. (e) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty caused by Tenant, its agents, employees, contractors, invitees or licensees. Notwithstanding the foregoing, both Landord and Tenant shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from tire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors' insurance policies contained a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained without additional premiums. Tenant acknowledges that Landlord will not carry insurance on Tenant's furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant and agrees that Landlord will not be obligated to repair any damage thereto or replace the same.

10.02 Landlord or its agents, servants or employees shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas electricity, water, rain or snow or leaks from any part of the Building, or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or resulting from dampness or resulting from any other cause of whatsoever nature, unless (but only to the extent) any of the foregoing shall be caused by or due to the negligence or willful misconduct of Landlord, its agents, servants or employees. Notwithstanding the preceding provisions of this Article 10.02, Tenant covenants and agrees that (i) any rights of Tenant to make a claim against Landlord or its agents, servants or employees as contemplated herein shall be subject to the waiver of subrogation provisions set forth in Article X of this Lease, and (ii) in no event shall Tenant be entitled to make a claim for consequential, indirect or special damages pursuant to this Article.

10.03 Tenant shall reimburse Landlord and its agents for all expenses, damages or fines incurred or suffered by Landlord and its agents by reason of any breach, violation or nonperformance by Tenant, or its agents, servants or employees, of any covenant or provision of this Lease, or by reason of damage to persons or property caused by moving property of or for Tenant in or out of the Building, or by the installation or removal of furniture or other property of or for Tenant, or by reason of or arising out of the carelessness, negligence or improper conduct of Tenant, or its agents, servants or employees, in the use or occupancy of the Leased Premises. Tenant shall have the right, at Tenant's own cost and expense, to participate in the defense of any action or proceeding brought against Landlord or its agents and in negotiations for settlement thereof if, pursuant to this Article 10.03, Tenant would be obligated to reimburse Landlord and its agents for expenses, damages or fines incurred or suffered by Landlord or its agents.

10.04 Tenant shall give Landlord notice in case of fire or accidents in the Leased Premises promptly after Tenant is aware of such event.

10.05 No recourse shall be had on any of Landlord's obligations hereunder or for any claim based thereon or otherwise in respect thereof against any incorporator, subscriber to the capital stock, shareholder, officer or director, past, present or future. of any corporation or any partner or joint venturer which shall be Landlord hereunder or included in the term -Landlord" or of any successor of any such corporation, or against any principal, disclosed or undisclosed, or any affiliate of any party which shall be Landlord or included in the term "Landlord, " whether directly or through Landlord or through any receiver, assignee, trustee in bankruptcy or through any other person, firm or corporation, whether by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Tenant.

10.06 Tenant shall look solely to Landlord's estate and interest in the Property (including without limitation net casualty insurance proceeds to the extent not used or intended to be used for the repair or restoration of the Property and the net proceeds from a sale of the Property, provided Tenant shall have notified Landlord of any claim against such proceeds within forty-five (45) days after Tenant has notice of said sale) for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process or arbitration award requiring the payment of money by Landlord and no other property or assets of Landlord, Landlord's agents, incorporators, shareholders, officers, directors, partners, principals (disclosed or undisclosed) or affiliates shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant's rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant's use and occupancy of the Leased Premises or any other liability of Landlord to Tenant.

10.07 Each party agrees to have included in each of its property insurance policies (insuring the Property in case of Landlord, and insuring the property described in subdivision (h) clause (y) of Article X in the case of Tenant. against loss, damage or destruction by fire or other casualty) a waiver of the insurer's right of subrogation against the other party arising or in connection with events occurring during the term of this Lease or, if such waiver should be unobtainable or unenforceable, (i) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty occurs or (ii) any other form of permission for the release of the other party. if such waiver, agreement or permission shall not be, or shall cease to be, obtainable from either party's then current insurance company, the insured party shall so notify the other party promptly after learning thereof, and shall use its reasonable efforts to obtain the same from another insurance company described in Article X hereof. Each party hereby releases the other party, with respect to any claim (including a claim for negligence) which it might otherwise have against the other party, for loss, damage or destruction with respect to its property occurring during the term of this Lease to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in the preceding subdivisions of this Article X. Nothing contained in this Article X shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild provided for elsewhere in this Lease.

10.08 Tenant covenants and agrees to provide at its expense on or before the Commencement Date and to keep in force during the Term naming Landlord, and Tenant as insured party and naming Landlord as an additional insured (x) a comprehensive general liability insurance policy or such successor comparable form of coverage in the broadest form then available (hereinafter referred to as (the "Liability Policy") written on "an occurrence basis", including, without limitation, blanket contractual liability coverage, broad form property damage, independent contractor's coverage and personal injury coverage protecting Landlord and Tenant against any liability whatsoever occasioned by any occurrence on or about the Leased Premises or any appurtenances thereto and (y) a tire and other casualty policy (the "Fire Policy") insuring the full replacement value of Landlord's Work and all Tenant's Improvements and betterments installed by or on behalf of Tenant and all of the furniture, trade fixtures and other personal property of Tenant located in the Leased Premises against loss or damage by fire, theft and such other risks or hazards as are insurable under present and future forms of "All Risk" insurance policies. Such policies shall also insure against physical damage to the Leased Premises arising out of an accident covered thereunder; such policies are to be written by good and solvent insurance companies licensed to do business in the State of New Jersey satisfactory to Landlord, and rated by Best's Reports or any successor publication of comparable standing and carrying a rating of A X or better or the then-equivalent of such rating and such policies shall be in such limits and with such maximum deductibles as Landlord may reasonably require. As of the date of this Lease, Landlord reasonably requires limits of liability under (x) the Liability Policy of not less than One Million ($1,000,000) Dollars combined single limit per occurrence for bodily or personal injury (including death) and property damage combined: (y) under the Fire Policy equal to the value of Landlord's Work, all Tenant's Improvements and betterments and furniture, trade fixtures and other personal property with a deductible of no more than One Thousand ($2,500) Dollars. Tenant will furnish Landlord with such information as Landlord may reasonably request from time to time as to the value of the items specified in clause (y) above within ten (10) days after request therefor. Prior to the time such insurance is first required to be carried by Tenant and thereafter, at least fifteen (15) days prior to the expiration date of any such policy, Tenant agrees to deliver to Landlord a certificate evidencing such insurance. Said certificate shall contain an endorsement that such insurance may not be canceled or materially changed except upon thirty (30) days' prior written notice to Landlord. Tenant's failure to provide and keep in force the aforementioned insurance shall he regarded as a material default hereunder entitling Landlord to exercise any or all of the remedies provided in this Lease in the event of Tenant's default.

ARTICLE XI
CONDEMNATION

11.01 Option to Terminate. If all or any part of the Leased Premises shall be taken or appropriated under the power of eminent domain or conveyed in lieu thereof, either party shall have the right to terminate this Lease in total or with respect to the area so affected upon written notice to the other party, such termination to be effective upon actual delivery of possession of the Leased Premises, or conveyance of title to the Leased Premises to the governmental authority exercising such right of eminent domain. In the event that either party shall terminate this Lease as herein provided as to a portion of the Leased Premises, all Basc Rent and Additional Rent shall be reduced in proportion to the reduction in area of the Leased Premises.

11.02 Condemnation Award. Landlord shall receive any income, rent, award, or interest therein which may be paid in connection with the exercise of such power of eminent domain, and Tenant shall have no claim against Landlord for any part of any sum paid by virtue of such proceedings, whether or not attributable to the value of the unexpired term of this Lease. Tenant hereby releases and assigns to Landlord all of Tenant's rights to such award, covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request. Tenant may file a separate claim for any taking of fixtures and improvements owned by Tenant and for moving expenses or for any other claim Tenant may have provided if such claim will not diminish or otherwise adversely affect the value of Landlord's claim.

11.03 Restoration of Premises. In the event that neither Landlord nor Tenant elects to terminate this Lease as a result of a partial taking of the Leased Premises, then Landlord shall promptly restore the Leased Premises to the extent of condemnation proceeds available for such purpose to a condition as comparable as possible to the condition at the time of such condemnation or conveyance, less any portion of any building or land lost in such condemnation and Tenant shall (i) promptly make any and all necessary repairs, alterations and restorations of Tenant's Improvements, fixtures, equipment and furnishings; (ii) promptly re-enter the Premises and commence doing business in accordance with the provisions of this Lease. Base Rent, Additional Rent, and Tenant's Proportionate Share shall he reduced in the same proportion that the floor area so taken or conveyed bears to the floor area of the Leased Premises immediately prior to such conveyance or taking.

11.04 Other Tenant Rights. Despite anything to the contrary: (a) if as a result of condemnation Tenant's use or enjoyment of the Building, Property or Leased Premises is materially or substantially impaired, Tenant may terminate this Lease upon 120 days prior written notice to Landlord; and (b) if the Leased Premises, Property and Building are not repaired and restored within 180 days after the condemnation, Tenant may terminate this Lease upon 120 days prior written notice to Landlord (which termination shall be effective as of the date of condemnation).

ARTICLE XII
COVENANTS OF THE LANDLORD

12.01 Quiet Enjoyment. Landlord covenants that, during the term of this Lease, and provided that Tenant is not in default in the performance of any of its obligations, duties, or responsibilities hereunder, the Tenant shall have the right of quiet enjoyment of the Leased Premises, subject to the terms, covenants and conditions herein.

12.02 Structural Maintenance. Landlord covenants that it shall be the sole responsibility of the Landlord to (i) repair, replace, and maintain the roof [except for patching and minor repairs the cost of which will be included in Operating Expenses, and except for damage resulting from the actions of Tenant]; (ii) replace the load bearing structural members; and (iii) repair the foundation of the Buildings or the Leased Premises, unless caused in whole or in part by the Tenant, or any of Tenant's guests, invitees, deliverymen and the like, in which event same shall be the sole financial responsibility of the Tenant, subject however, to any applicable notice, grace and cure period.

ARTICLE XIII
DEFAULT

13.01 Default The occurrence of any one or more of the following events shall constitute a default ("Default") hereunder by Tenant:

(a) Failure to take possession.

(b) The vacation or abandonment of the Leased Premises by Tenant accompanied by a failure to pay rent.

(c) The failure by Tenant to make any payment of Base Rent or Additional Rent when due, where such failure shall continue for a period of ten (10) days after the date Landlord notifies Tenant that same is past due.

(d) The failure by Tenant to observe or perform any other covenant or provision of this Lease, where such failure shall continue for a period of thirty (30) days after written notice from Landlord to Tenant. if the nature of the Tenant's default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty (30) day period and diligently prosecute such cure to completion.

(e) (1) The making by Tenant of any general assignment for the benefit of creditors; (2) the tiling by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets, or substantially all of Tenant's assets located at the Leased Premises, or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (4) the attachment, execution or other judicial seizure of substantially all of Tenant's assets, or substantially all of Tenant's assets located at the Leased Premises or of Tenant's interest in this Lease where such seizure is not discharged within thirty (30) days.

As used in this Lease, the terms "Tenant default", :"Default", "default of Tenant", or the like, shall mean Tenant's failure to cure a breach of its Lease obligations, which failure extends beyond application of all applicable notice, grace and cure periods.

13.02 Remedies. Upon the occurrence of Default hereunder:

(a) Landlord may perform for the account of Tenant any obligation of Tenant and immediately recover as Additional Rent any expenditures made and the amount of any obligations incurred in connection therewith. plus interest at the Prime Rate of J P Morgan Chase Bank, plus four percent (4%) from the date of any such expenditure (the Default Rate");

(b) Landlord may accelerate all Base Rent and Additional Rent due for the balance of the term of this Lease and declare the same to be immediately due and payable;

(c) In determining the amount of any future payments due Landlord as a result of increases in Operating Expenses, Landlord may make such determination based upon the amount of Operating Expenses paid by Tenant for the hill year immediately prior to such Default;

(d) Landlord, at its option, may serve notice upon Tenant that this Lease and the then unexpired term hereof shall cease and expire and become absolutely void on the date specified in such notice, to be not less than five (5) days after the date of such notice without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken; and, thereupon and at the expiration of the time limit in such notice, this Lease and the term hereof granted, as well as the right, title and interest of the Tenant hereunder shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant's liability) as if the date fixed in such notice were the date herein granted for expiration of the term of this Lease. Thereupon, Tenant shall immediately quit and surrender to Landlord the Leased Premises, and Landlord may enter into and repossess the Leased Premises by summary proceedings, detainer, ejectment or otherwise and remove all occupants thereof and, at Landlord's option, any property thereon without being liable to indictment, prosecution or damages. No such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease, all of which shall survive such expiration or termination whether or not the Leased Premises shall be relet;

(e) Landlord may, at any time after the occurrence of a Default, re-enter and repossess the Leased Premises and any part thereof and attempt in its own name, as agent for Tenant if this Lease not be terminated or in its own behalf if this Lease be terminated, to relet all or any part of the Leased Premises for and upon such terms to such persons, firms or corporations and for such period or periods as Landlord, in its sole discretion, shall determine, including a term beyond the termination of this Lease; and Landlord shall not be required to accept any tenant offered by Tenant or observe any instruction given by Tenant about such reletting or do any act or exercise any care or diligence with respect to such reletting or to the mitigation of damages. For the purpose of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in or to the Leased Premises to the extent deemed by Landlord desirable or convenient; and the cost of such decoration, repairs, changes, alterations or additions shall be charged to and be payable by Tenant as Additional Rent hereunder, as well as any reasonable brokerage and legal fees expended by Landlord; and any sums collected by Landlord from any new tenant obtained on account of Tenant shall be credited against the balance of the rent due hereunder. Tenant shall pay to Landlord monthly, on the days when the rent would have been payable under this Lease, the amount due hereunder less that amount obtained by Landlord from such new tenant;

(f) Landlord may, but shall not be obligated to, make any such payment or perform any such act (including the payment of money) on Tenant's behalf without waiving its rights based upon any Default of Tenant and without releasing Tenant from any obligation hereunder. All sums so paid by Landlord and all costs incidental to the performance by Landlord of Tenant's obligations hereunder shall be paid by Tenant to Landlord as Additional Rent pursuant to Section 2.02. In the event of nonpayment of such sums by Tenant, Landlord shall have, in addition to any other rights or remedies hereunder, the same rights and remedies as in the case of default by Tenant for non-payment of Base Rent and Additional Rent;

(g) Landlord shall have the right of injunction, in the event of a breach or threatened breach by Tenant of any of the agreements, conditions, covenants or terms hereof, to restrain the same and the right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnity or reimbursements are herein provided. The rights and remedies given to Landlord in this Lease are distinct, separate, and cumulative remedies; and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others;

(h) Tenant releases Landlord, and any and all attorneys who may appear for Tenant, from all errors in any proceedings taken by Landlord, whether by virtue of the powers of attorney contained in this Lease or not, and all liability therefore. Tenant expressly waives the benefits of all present and future laws exempting any property within the Leased Premises or elsewhere from distraint, levy or sale; and

(i) If Tenant shall be in default, Landlord may draw down on Tenant's Security Deposit to satisfy any unpaid obligations of Tenant and upon notice from Landlord, Tenant shall immediately restore and fund the Security Deposit to the amount set forth in Exhibit A.

13.03 Liquidated Damages. In any case where Landlord has recovered possession of the Leased Premises by reason of Tenant's Default, Landlord may, at Landlord's option, and at any time thereafter, and without notice or other action by Landlord, and without prejudice to any other rights or remedies Landlord may have hereunto or at law or equity, collect and recover from Tenant. as damages for such breach, an amount equal to the excess of the Base Rent and Additional Rent payable pursuant to this Lease from the date of election hereunder by Landlord to the date of expiration of the Lease Term over the then fair market rental value of the Leased Premises for the same period. Said damages shall become due and payable to Landlord immediately upon such election by Landlord hereunder, and without regard to whether this Lease has been terminated by Landlord. In the computation of such damages, the excess of the remaining installments of Base Rent and Additional Rent payable pursuant to the terms of this

Lease over the fair market value of the Leased Premises for the period for which such installment was payable shall be discounted to the date of election hereunder by Landlord at the prime or index rate on corporate loans at First Union National Bank.

13.04 Acceptance of Rent not to Constitute Waiver. A receipt by Landlord of any payment of Base Rent or Additional Rent with knowledge of the breach by Tenant of any covenant contained in this Lease shall not he deemed a waiver of such breach, and shall not be deemed to have been waived unless expressed in writing and signed by Landlord. Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any covenant, agreement, condition or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease, or to any other remedy allowed Landlord under applicable law.

13.05 Divisible Contract. For the purposes of any suit brought by Landlord to enforce the provisions of this Lease or for damages hereunder, this Lease shall be construed to be a divisible contract, to the end that successive actions may be maintained on this Lease as successive periodic sums mature hereunder.

13.06 Expenses Incident to Enforcement of Lease. Tenant shall pay, upon demand, all of Landlord's costs, charges, and expenses, including the fees of counsel, agents, and others retained by Landlord, incurred in enforcing Tenant's obligations hereunder.

13.07 Waiver of Redemption and Reinstatement. Tenant hereby waives any and all rights of redemption or reinstatement to which Tenant or any person claiming by, through or under Tenant might be entitled by any law now or hereafter in force.

13.08 Remedies Cumulative. Landlord's remedies are in addition to any remedy available to Landlord at law or in equity.

ARTICLE XIV
INDEMNIFICATION

14.01 Indemnification of Landlord. Tenant hereby assumes all risks and waives all claims against Landlord for any damage to any property or any injury to or death of any person in or about the Leased Premises arising at any time and from any cause whatsoever, other than by reason of the gross negligence or willful misconduct of Landlord and agrees to indemnify and defend Landlord from and against any and all claims or liability for any injury or damage to any person or property whatsoever occurring in, on or about the Leased Premises or any part thereof when such injury or damage shall be caused in part or in whole by the act, neglect, fault of, or omission of any duty, with respect to the same, by Tenant, its agents, servants, employees or invitees. Tenant further agrees to indemnify, defend and hold harmless Landlord from and against any and all claims by or on behalf of any person, firm or corporation arising from the conduct or management of any work or thing whatsoever done by Tenant in or about the Leased Premises, or from transactions of Tenant concerning the Leased Premises, and will further indemnify, defend and save Landlord harmless from and against any and all claims arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or arising from any act or negligence of Tenant, or any of its agents, contractors, servants, employees or licensees, and from and against all costs, counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon. Furthermore, in case any action or proceeding is brought against Landlord by reason of any such claims or liability, Tenant agrees to defend such action or proceeding at Tenant's sole expense. The provisions of this Section 14.06 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

14.02 Insurance Primary. Landlord and Tenant mutually agree that they shall each look first to applicable insurance coverage for the satisfaction of any liability for claims for personal injury or property damage which may be asserted against either of them by reason of their respective interests in the Leased Premises. It is further agreed that where the Tenant has named the Landlord as "additional insured", as required under this Lease, that the coverage provided by the Tenant's insurance shall he considered primary to the benefit of the Landlord for both defense and indemnification and that any other insurance coverage that the Landlord may possess independent of the requirements imposed upon the Tenant by this Lease shall be considered excess of the insurance provided by and required of the Tenant.

ARTICLE XV
ENVIRONMENTAL RESPONSIBILITIES

15.01 Tenant's Environmental Compliance. For the purpose of this Article 15, the following definitions shall apply:

(a)"Environmental Release" shall mean any intentional or unintentional release,spill, leakage, pumping, pouring, emitting. emptying, discharging, injecting, escaping, leaching, disposing, abandoning, discarding or dumping of any Toxic Substance from, on, into or about the land, water or air of the Leased Premises, Buildings or Property by Tenant, or any of Tenant's employees, agents, contractors, subcontractors, licensees, guests or invitees.

(b)"Remediation" shall mean activities in connection with the clean-up of an Environmental Release, including, but not limited to testing, sampling, analysis, excavation, removal, disposal, venting, cleaning, scrubbing and/or replacement of any soils, ground water or surface waters, in accordance with the provisions of any and all applicable laws, rules, regulations, statutes, orders, injunctions or other directives, now or hereafter enacted, passed or in force.

(c) "Toxic Substance" shall mean a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, as any of such terms are now or hereafter defined in any and all applicable federal, state or local statutes, laws, rules or regulations now or hereafter enacted to define prohibited or regulated substances, together with all amendments thereto. "Toxic Substances" shall exclude, however, those materials, substances and products used in the ordinary course of Tenant's business (which might otherwise be considered "Toxic Substances"), provided same are properly contained, stored and disposed of at Tenant's sole cost.

(d) "Recycling Materials" shall mean a hazardous substance, hazardous waste, hazardous material, other than Toxic Substances, whose disposal is regulated by federal, state, or local government or quasi-governmental authority having jurisdiction.

15.02 Tenant's Environmental Covenants. Tenant hereby covenants as follows:

(a) Tenant shall not use the Leased Premises, Buildings, or Property nor any part thereof, for the purpose of treating, producing, handling, transferring, processing, transporting. disposing, using, or storing of any Toxic Substance.

(b) Neither Tenant, nor any of Tenant's employees, agents, contractors, subcontractors. licensees, guests or invitees shall cause or permit to exist, as the result, in whole or in part, of any action or omission by any one or more of them, an Environmental Release.

(c) Except as otherwise provided, Tenant shall sort, dispose, remove and/or arrange for the sorting, disposal and removal of any and all Recycling Materials, in accordance with any and all applicable federal, state or local statutes, laws, rules or regulations now or hereafter enacted to define and control the sorting and disposal of any non-Toxic Substances, together with all amendments thereto.

(d) Tenant shall be responsible for any and all Remediation, including all costs and expenses and the posting of financial assurances, required by any federal, state or local governmental or quasi-governmental authority having jurisdiction, whether ordered during the term of this Lease or otherwise should such Remediation be required as a result of any breach under this Lease or arising or resulting from a closing, terminating or transferring of operations of the Tenant or from any other action or inaction by the Tenant.

(e) Tenant shall, at its sole cost and expense, comply with any and all statutes, laws, rules, regulations, ordinances, orders, and/or injunctions issued by a governmental or quasi-governmental authority having jurisdiction relating to or involving Toxic Substances, and Tenant shall give Landlord prompt written notice of any lack of compliance hereunder and of any notice it receives of an alleged violation of any of the foregoing.

(f) Notwithstanding anything herein to the contrary, Tenant's obligations are limited solely to remediation necessitated by the acts or negligence of Tenants, its agents, employer, or contractors.

These covenants, representations, and warranties shall survive the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant may use cleaning materials and office supplies in the ordinary course of Tenant's business, in reasonable quantities and provided that such materials and supplies are used, stored and disposed of in compliance with any and all statutes, laws, rules, or regulations now or hereafter enacted, together with all amendments thereto.

ARTICLE XVI
PAYMENTS BY LANDLORD

16.01 Payments by Landlord. Tenant covenants, acknowledges and agrees that, if Tenant shall at any time fail to make any payment or perform any act which Tenant is obligated to make or perform under this Lease, Landlord may, but shall not be obligated to, and without waiving or releasing Tenant from any obligation, duty, responsibility or liability under this Lease, make any such payment or perform any such act, in such manner and to such extent as the Landlord, in the exercise of its sole, unfettered and unreviewable discretion shall determine. Tenant shall be liable to Landlord, and shall pay to Landlord as Additional Rent immediately upon invoice all such payments and all costs and expenses incurred by Landlord in connection with the foregoing, including reasonable attorney's fees.

ARTICLE XVII
OPTION TO RENEW
[DELETED PRIOR TO EXECUTION]

ARTICLE XVIII
SECURITY DEPOSIT

18.01 Security Deposit. Tenant shall provide a cash security ("Cash Security Deposit") for the payment and performance of its obligations under this Lease. The Cash Security Deposit will be held by Landlord in an interest bearing account kept separate from Landlord's general funds. The amount of the Cash Security Deposit is set forth in Exhibit A. The Cash Security Deposit is due and payable upon execution of this Lease.

18.02 Application and Replacement of Cash Security Deposit. At any time and from time to time during the Lease Term, together with Renewal Term, the Landlord may after any required notice and cure period required by this Lease take, use and apply in any manner such Cash Security Deposit for the purpose of satisfying any obligations, duty, responsibility or liability of the Tenant under this Lease which has not been performed or satisfied within the time periods specified in this Lease, including payment of the costs and expenses of the Landlord incurred in connection therewith (including, but not limited to reasonable attorney's fee) and any amounts due Landlord upon a Default. Landlord shall provide Tenant with written notice of same within a reasonable period of time subsequent to the application of such Cash Security Deposit. In any such event, Landlord shall have the right, at any time thereafter, to demand that Tenant replenish any such amounts expended, and Tenant shall so replenish such sum immediately upon receipt of invoice from Landlord.

ARTICLE XIX
MISCELLANEOUS

19.01 Brokers. Landlord shall be solely responsible for the brokerage fees to be paid to the broker ("Broker") named in Exhibit A with regard to this Lease. Except for such Broker. Landlord and Tenant each represent and warrant to the other that no other broker brought about this Lease, and each party indemnifies the other from, for, and against any and all claims by and any other brokers arising out of or resulting from the actions of such party.

19.02 Notices. All notices, consents, waivers or other communications which are required or permitted hereunder shall be sufficiently deemed given if in writing and delivered personally, or the next day if by a nationally recognized overnight courier service with proof of service, or in three (3) business days if mailed through the United States Postal Service as registered or certified, return receipt requested and postage prepaid. All the foregoing methods of delivery shall be made to the Landlord or the Tenant as the case may be, at the notice addresses stated in Exhibit A, or such other addresses as either party may notify the other of, in writing.

19.03 Landlord's Consent. Whenever Landlord withholds its consent or approval, and it is established by a court or body having final jurisdiction thereover that Landlord improperly withheld its consent or approval the only effect of such finding shall be that Landlord shall be deemed to have given its consent or approval; and Landlord shall not be liable to Tenant in any respect for money damages by reason of withholding its consent or approval.

19.04 Access and Right to Show. (a) Tenant hereby acknowledges and agrees to permit Landlord or Landlord's authorized agents, and their employees, contractors and others specified by Landlord access to the Leased Premises after reasonable notice to Tenant at any reasonable time and from time to time during normal business hours for the purpose of examining and inspecting the Leased Premises, or making repairs, performing maintenance or for any other legitimate business purpose of the Landlord, and at any time for the purposes of making emergency repairs or in the event of a threat of injury or damage to persons or property. Tenant agrees to provide Landlord with all keys and alarm codes, as may be necessary to have access. In case of emergency, Landlord shall have the right to enter the Leased Premises without prior notice to Tenant.

(b)Tenant acknowledges that Landlord has reserved the right, and agrees to permit Landlord and Landlord's authorized brokers, agents, and their employees' access to the Leased Premises upon reasonable notice during the last nine (9) months of the Lease Term or any Renewal Term, for the purpose of showing the Leased Premises to prospective tenants and others.

19.05 No Waiver. The failure of or delay of either party insisting upon the strict performance of any of the terms, covenants, conditions, agreements or provisions of this Lease or exercising any option, right or remedy herein conferred in any one or more instances shall not be construed nor shall same act as a waiver, release or relinquishment of (a) the enforcement of any such failure or breach; or (b) any election, option, right or remedy. Landlord, in the exercise of its sole, unfettered and unreviewable discretion may enforce any such failure or breach, or any such election, option. right or remedy at any time thereafter in the manner set forth in this Lease, and the same shall at all times thereafter remain in full force and effect.

19.06 No Abatement of Rent. Except as otherwise provided in this Lease, no abatement, diminution, reduction or set-off of the Base Rent or any Additional Rent shall be claimed by, or allowed to the Tenant for any inconvenience, interruptions by any: (a) present or future laws, ordinances, orders, rules, regulations or requirements of any federal, state, or local governments or courts of competent jurisdiction; (b) priorities, rationing or curtailment of labor or materials; (c) war, civil commotion, riots, strikes or other labor unrest; (d) casualty to the Leased Premises, Buildings or Property; (e) failure of any utility company, authority or agency to maintain such services and utilities; or (f) other cause or causes beyond the control of the Landlord. Neither shall any of the foregoing affect this Lease except solely for the provisions of Article 10 (Casualty) and Article 11 (Condemnation).

19.07 Entire Agreement. This Lease, and the Exhibits attached hereto set forth the entire understanding and agreement between the parties with respect to the subject matter hereof, and neither party has made to the other any promise, statement, representation, warranty or covenant not expressly set forth herein.

19.08 Headings. The Article, Section, and Subsection headings set forth in this agreement arc for convenience only and shall have no affect upon the meaning or interpretation of any provision in this Lease.

19.09 Modification or Waiver. The terms, promises, conditions, representations, warranties, covenants, and agreements contained in this Lease may not be waived, modified, amended, or otherwise altered except in a writing duly executed by the party against whom such waiver, modification, amendment, or alteration is sought.

19.10 Counterparts. This Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed a duplicate original, but all of which together shall constitute one and the same instrument, binding in accordance with its terms.

19.11 Parity. This Lease shall be deemed to have been drafted by both parties equally, and therefore, in the event that any litigation arises under of as a result of this agreement, it is specifically stipulated and agreed to by Landlord and Tenant that this agreement shall be interpreted and construed without regard to any rule of construction whereby ambiguities in an instrument are resolved against the party that drafted the instrument in question.

19.12 Parties. All the terms, covenants, conditions, representations, warranties and promises set forth herein shall inure to the benefit of the parties hereto and their respective successors and assigns. Landlord shall have the right to sell the Leased Premises, Buildings, andfor Property at any time.

19.13 Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

19.14 Severability. In the event that any one or more of the provisions contained in this Lease shall be determined to be void or unenforceable by a court of competent jurisdiction, or by action of law, the parties agree that they shall attempt, in good faith, to restructure this Lease so as to effectuate and fulfill the purpose and intent of this Lease in compliance with applicable laws, rules, regulations, and ordinances. However, notwithstanding the failure of the parties to so agree, the remaining provisions contained in this Lease shall remain in full force and effect, and be binding upon the parties hereto, and their respective successors and assigns.

19.15 Time of the Essence. Time shall be of the essence with regard to all duties, responsibilities, and obligations of the Tenant under this Lease

19.16 No Recordation. Neither this Lease nor any memorandum thereof shall be recorded in the Office of the Clerk of Mercer County.

19.17 Sale of Property. Upon transfer of title to the Property, Landlord shall be released from any liability arising thereafter based upon any of the terms, covenants, and conditions,

expressed or implied, which are contained in this Lease. In which event, Tenant agrees to look solely to Landlord's successor in interest for any liability under this Lease arising after the date of such transfer. Tenant agrees to attom to Landlord's successor in interest.

19.18 Parkin . Landlord agrees to provide unassigned parking for Tenant equal to the number of spaces set forth in Exhibit A. Tenant agrees to refrain from using more than this number of spaces.

19.19 24 Hour Access. At no charge to Tenant, Tenant shall have access to , use and enjoyment of the Building, the Leased Premises, elevators, the parking facilities and all Building services and utilities, 24 hours, 7 day/week, 52 weeks/year.

19.20 Emergency Notice. Tenant will provide to Landlord contract information to reach Tenant or its representative, twenty four hours, seven days a week, in the event of an emergency.

19.21 Delivery and Execution of Lease. Submission by Landlord of the within Lease for execution by Tenant shall confer no rights or impose any obligations on either party unless and until both Landlord and Tenant shall have executed this Lease and duplicate originals thereof shall have been delivered to the respective parties.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed and acknowledged as of the day and year first above written.

WITNESS	LANDLORD CPPI II LLC

/s/
	By:	/s/ Deborah Tsabari
Deborah Tsabari
Managing Member

WITNESS		TENANT Soligenix, Inc.

/s/	By:	/s/ Christopher J. Schaber
Name: Christopher J. Schaber
Title: President and CEO

Exhibit A

29 Emmons Drive
LEASE TERMS

The Property is identified as 29 Emmons Drive, West Windsor Township, Mercer County. New Jersey, and further identified on the official tax map of West Windsor Township as Lot 5, Block 7.03.

a.	Leased Premises: Suite C-10 containing approximately 5250 rentable square feet.

b.	Term (Article 1): Three (3) years from the Commencement Date (plus the partial month, if any, if the Commencement Date is not on the first day of a calendar month.

c.	Commencement Date: Commencement Date shall be April 1, 2012.

d.	Rent Commencement Date: April 1, 2012.

e.	Base Rent (Section 2.01): For the first 12 months of the Lease Term Base Rent is $95,812.50 payable $7,984.38 per month.

f.	Base Rent Increases: Year Month Base Rent commencing on the 13th month of the Lease through the 36th month $99,750 $8,312.50

h.	First Monthly Rent is hereby acknowledged with the execution of the Lease by Tenant.

i.	Estimated Monthly Tenant Utility Cost (Section 3.05): N/A for direct meter. Tenant shall pay all Tenant utility costs directly to the entity supplying the service.

j.	Cost of Living Index: N/A

k.	Tenant's Proportionate Share (Section 3.01): 8.6%.

l.	Security Deposit: $30,000 cash deposit (the "Security Deposit").

m.	Base year — 2012

n.	Landlord Contribution to Tenant's Work: $NONE

o.	Landlord's Work: $NONE

p.	Permitted Use (Section 6.01): General and Administrative Office

q.	Landlord's Notice Address: c/o Oestrcicher Properties Inc. 160 Water Street New York. New York 10038

r.	Tenant's Notice Address: Prior to Commencement Date: 29 Emmons Drive Princeton, NJ Subsequent to Commencement Date: at the Leased Premises with a copy to:

s.	Parking Spaces (Section 20.18): 1 space per 250 square feet of office space

t.	Broker (Section 20.01): NONE

u.	Access: Tenant is presently in possession of the Leased Premises.

EXHIBIT A-1

.

EXHIBIT B

Tenant's / Landlord's Work

1.Tenant's Work. Whenever Tenant or its agents or contractors are engaged to construct the Leased Premises in accordance with Tenant's Plan, Tenant will provide prior to the commencement of any work evidence satisfactory to Landlord that Tenant, ils agents or contractors have obtained insurance coverage in amounts and with companies satisfactory to Landlord to protect against claims for workers' compensation, bodily injury. property damage, personal liability and contractual liability. Tenant at all times shall not permit to be filed against the building or the Leased Premises any mechanics', materialmen's or other liens. Landlord may, without waiving its rights and remedies based on such breach by Tenant, cause such liens to be released by any means it shall deem proper, including payments in satisfaction of such claim. Tenant shall pay any sum paid by Landlord to remove such liens, together with interest at the Default Rate.

2.  Landlord's Work None.

EXHIBIT C

RULES AND REGULATIONS

To the extent of any inconsistency between these Rules and Regulations and other provisions of this Lease, such other provisions shall control

1. Tenant shall not obstruct or permit its employees, agents, servants, invitees or licensees to obstruct the sidewalks, entry passages, or corridors of the buildings, or use the same in any way other than as a means of passage to and from the offices of Tenant; bring in, store, test or use any materials in the buildings which could cause a fire or an explosion or which produce any fumes or vapor which may affect other tenants in the building; make or permit any improper noises in the buildings, or throw substances of any kind out of windows or doors, or down the passages of the buildings, or in the halls or passageways.

2. Water closets and urinals shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them

3. The windows, doors, partitions and lights that reflect or admit light into the halls or other places of the buildings shall not be obstructed. NO SIGNS, ADVERTISEMENTS OR NOTICES SHALL BE INSCRIBED, PAINTED. AFFIXED OR DISPLAYED IN, ON, UPON OR BEHIND ANY WINDOWS OR ON ANY EXTERIOR DOORS, except as may be required by law or agreed upon by the parties.

4. Electric wiring must be connected as directed by Landlord, and no stringing or cutting of wires wilt be allowed, except with the prior written consent of Landlord, and shall be done only by contractors approved by Landlord.

6. Landlord shall have the right to prescribe the weight, size and position of all safes and other bulky or heavy equipment and all freight brought into the building by any tenant and the time of moving the same in and out of the buildings.

7. No machinery of any kind or articles of unusual weight or size will be allowed in the buildings. without the prior written consent of Landlord. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant's expense, in settings sufficient, in Landlord's judgment. to absorb and prevent vibration, noise and annoyance to other tenants.

8. No additional or different lock or locks shall be placed by Tenant on any door in the buildings, without the prior written consent of Landlord, which shall not be unreasonably withheld. Two keys will initially be furnished to Tenant by Landlord; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not have any duplicate key made. All keys to doors and washrooms shall be returned to Landlord on or before the Termination Date, and, in the event of a loss of any keys furnished, Tenant shall pay Landlord the cost thereof.

9. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Leased Premises.

10. The requirements of Tenant will be attended to only upon application at the office of Landlord. Employees of Landlord shall not perform any work for Tenant or do anything outside of their regular duties, unless under special instructions from Landlord.

11. The Leased Premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited.

12. Tenant shall not: conduct, or permit any other person to conduct, any auction upon the Leased Premises; manufacture goods, wares or merchandise upon the Leased Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business: permit the Leased Premises to be used for gambling; make any unusual noises in the buildings; permit to be played any musical instrument in the Leased Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants: or permit any unusual odors io be produced upon the Leased Premises.

13. No awnings or other projections shall be attached to the outside walls of the buildings.

14. Canvassing, soliciting and peddling in the buildings are prohibited, and Tenant shall cooperate to prevent the same.

15. There shall not be used in the Leased Premises or in the buildings, either by Tenant or by others in the delivery or receipt of merchandise, supplies or equipment, any hand trucks except those equipped with rubber tires and side guards.

16. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord's reasonable opinion tends to impair the reputation of the Property or its desirability for offices, and upon written notice from Landlord. Tenant shall refrain from or discontinue such advertising.

17. Landlord hereby reserves to itself any and all rights nol granted to Tenant hereunder, including, but not limited to, the following rights which are reserved to Landlord for its purposes in operating the buildings: (a) the exclusive right to use the name 'Princeton Commerce Center' for all purposes, except that Tenant may use the name for its business address and for no other purpose; (b) the right to change the name or address of the buildings, without incurring any liability to Tenant for so doing; (c) the right to install and maintain a sign or signs on the exterior of the buildings, (d) the exclusive right to use or dispose of the use of roof of the buildings; and (f) the right to grant to anyone the right to conduct any particular business or undertaking in the buildings.

18. Tenant shall have the non-exclusive right to use in common with Landlord and other tenants of the buildings and their employees and invitees the parking area provided by Landlord for the parking of passenger automobiles, other than parking spaces specifically allocated to others by Landlord. Landlord may issue parking permits, and impose any other system as Landlord deems necessary for the use of the parking area. Tenant agrees that ii and its employees and invitees shall not park their automobiles in parking spaces allocated to others by Landlord arid shall comply with such rules and regulations for use of the parking area as Landlord may from time to time prescribe. Landlord shall not be responsible (or any damage to or theft of any vehicle in the parking area and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking area. Landlord reserves the right to change any existing or future parking area, roads, driveways, and may make any repairs or alterations it deems necessary to the parking area, roads and driveways and to temporarily revoke or modify the parking rights granted to Tenant hereunder.

19. Tenant shall not use the Leased Premises or permit the Leased Premises to be used for the sate of food or beverages.